EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227451 on Form S-3 and Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541, 333-249619, 333-253064, 333-257724, 333-264150, 333-271121 and 333-271123 on Form S-8 of our reports dated October 20, 2023, relating to the financial statements of SMART Global Holdings, Inc. and the effectiveness of SMART Global Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended August 25, 2023.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

October 20, 2023